Exhibit 4.2

SECURITY DEVICES INTERNATIONAL INC.

FIRST AMENDMENT
TO
COMMON STOCK PURCHASE WARRANT

This First Amendment to Common Stock Purchase Warrant (this “Amendment”) is made as of the [•] day of October, 2018, by and between Security Devices International Inc., a Delaware corporation (the “Company”), and [•], the holder of Common Stock Purchase Warrant No. [•] (the “Warrant”) issued by the Company on November 28, 2017 (the “Holder”).

WHEREAS, Holder is the current holder of the Warrant;

WHEREAS, the undersigned have the authority to amend the Warrant pursuant to Section 6(m) thereof; and

WHEREAS, the undersigned wish to amend the Warrant to reflect the current agreement of the parties with respect to the matters set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2(d) of the Warrant is hereby deleted in its entirety and replaced with the following:
“2(d). Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates, and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the latest of (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company in each instance: (i) may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.d), insofar as the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder (the “First Notice”), and (ii) may further increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.d), such that the Beneficial Ownership Limitation shall exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder (the “Second Notice”), and the provisions of this Section 2.d) shall continue to apply to both a First Notice and Second Notice. Any such increase or decrease will not be effective until the 61st day after the First Notice or Second Notice, as applicable, is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant”

2. This Amendment shall be construed in connection with and as part of the Warrant, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Warrant are hereby ratified and confirmed in all respects, and shall be and remain in full force and effect.
3. The provisions of this Amendment shall be construed, administered and enforced according to the laws of the State Delaware.
4. This Amendment may be signed in one or more counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this First Amendment to Common Stock Purchase Warrant as of the day and year first above written.
SECURITY DEVICES INTERNATIONAL, INC.
COMPANY:
By:
Name
Title

HOLDER:		[*]